Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276462

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated January 13, 2025 and
Prospectus dated January 23, 2024)

Up to $17,356,082 of Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated January 13, 2025, filed with the Securities and Exchange Commission as part of our registration statement on Form S-3 (File No. 333-276462)  (the “ATM Prospectus”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $40,000,000 pursuant to the terms of a sales agreement, dated January 13, 2025 (the “Sales Agreement”), with Leerink Partners LLC. As of June 24, 2025, we have sold $0.4 million of our common stock under the Sales Agreement pursuant to the ATM Prospectus, which leaves $39.6 million of common stock available under the ATM Prospectus. This prospectus supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus, and any future amendments or supplements hereto or thereto.

Our common stock is listed on the Nasdaq Capital Market under the symbol “IRD.” On June 24, 2025, the last reported sales price of our common stock on the Nasdaq Capital Market was $0.92 per share.

On March 31, 2025, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, we became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. As of the date of this prospectus supplement, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $52,068,246 which was calculated based on 47,769,033 shares of our outstanding common stock held by non-affiliates and a price of $1.09 per share, the closing price of our common stock on June 2, 2025, which is the highest closing sale price of our common stock on the NASDAQ Capital Market within 60 days prior to the date of this prospectus supplement.

As of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any 12 calendar month period so long as our public float remains below $75.0 million.

We are filing this prospectus supplement to amend the ATM Prospectus to reflect the limitations on the maximum amount of shares that we are eligible to sell under General Instruction I.B.6. As a result of these limitations, we may currently only offer and sell shares of our common stock having an aggregate offering price of up to $17,356,082 pursuant to the Sales Agreement. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value up to one-third of our public float, in each case calculated pursuant to General Instruction I.B.6 and subject to the terms of the Sales Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3.

Investing in our securities involves significant risks. See the “Risk Factors” on page 7 of the ATM Prospectus and in the documents incorporated by reference into the ATM Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the ATM Prospectus. Any representation to the contrary is a criminal offense.

Leerink Partners

The date of this prospectus supplement is June 26, 2025.